Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 1, 2005, by and between FTI Consulting, Inc., a Maryland corporation with its principal offices in Annapolis, Maryland (“Company”), and Dominic DiNapoli (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by Company as Executive Vice President and Chief Operating Officer of Company pursuant to the Employment Agreement between Executive and Company made as of July 17, 2002, as modified by the letter agreement between Executive and Company dated March 24, 2004 (the “Prior Employment Agreement”); and

WHEREAS, Company and Executive desire to amend and restate the Prior Employment Agreement and extend the term thereof, subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Company and Executive agree as follows:

1. Employment. Company employs Executive and Executive accepts such employment upon the terms and conditions set forth in this Agreement.

2. Term of Employment.

(a) Employment Term. Executive’s full–time employment under this Agreement will begin as of November 1, 2005 (the “Effective Date”), and continue through December 31, 2011 (the “Employment Term”), or such earlier date as Executive’s employment terminates under Section 9.

(b) Transition Period. Upon expiration of the Employment Term or its earlier termination pursuant to Section 9 other than as a result of Executive’s death or Disability (as defined in Section 9(d)), termination of Executive’s employment by Company for Cause (as defined in Section 9(b)) or resignation without Good Reason (as defined in Section 9(e)), Executive shall continue to provide services to Company as described in Section 3(b), but in the capacity of a part–time employee, for a period (the “Transition Period”) of three years or until such earlier date as Executive’s employment terminates under Section 9.

(c) Contract Term. The Employment Term, together with the Transition Period, is referred to in this Agreement as the “Contract Term.”

3. Position and Duties.

(a) During the Employment Term. During the Employment Term, Executive will be employed to serve as, and have the title of, Executive Vice President and Chief Operating Officer, reporting to Company’s Chief Executive Officer (the “Chief Executive Officer”), with direct profit and loss responsibility for the practice groups as well as practice development for international business, and Executive’s duties and responsibilities will include, but will not necessarily be limited to, (i) managing the profit and loss performance of the practice groups, (ii) working with the practice leaders in the preparation of budgets and estimates, (iii) assisting practices in identifying new practice areas and large project opportunities, (iv) overseeing and approving the recruitment of senior professionals (including but not limited to salaries and contracts.), (v) monitoring operating results and developing corrective actions, when needed, (vi) with the Chief Executive Officer and Chairman of Company’s Board of Directors (the “Board”), developing and implementing Company’s branding strategy, marketing and ad spending, (vii) with the Chief Executive Officer, Chairman of the Board and Senior Vice President of Human Resources, developing and implementing personnel policies that impact operating results (including but not limited to CE programs, recruiting, development of career path plans, compensation and bonus policies), (viii) working with the Chief Executive Officer and Chairman of the Board on acquisitions, (ix) working with the Chief Executive Officer and Chairman of the Board on corporate strategies, (x) developing annual operating budgets of the practice groups, (xi) as requested, participating in analyst presentations, and (xii) performing such other duties consistent with such position as Executive Vice President and Chief Operating Officer as Executive shall reasonably be directed to perform by the Chief Executive Officer or Board. During the Employment Term, Executive will (x) have such authority as may be reasonably necessary or appropriate in order to enable Executive to carry out the duties and responsibilities of Executive’s employment under this Agreement, (y) have Executive’s principal office located at Company’s offices in New York, New York, however, the Company will provide Executive with personal office space in Saddle Brook, New Jersey for the Employment Term, and (z) be entitled to office services and support commensurate with Executive’s position, duties and responsibilities. During the Employment Term, Executive will devote substantially all of Executive’s business time, attention, and energies to the performance of Executive’s duties and responsibilities under this Agreement, provided that Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or materially interfere with the ability of Executive to perform said duties and responsibilities; provided, further, that service on the board of directors or other governing body of another for-profit business entity is subject to the consent of the Board.

(b) During the Transition Period. During the Transition Period, Executive will (i) be employed by Company as a part–time employee providing, at the request and direction of the Chief Executive Officer and/or the Board, not more than 500 hours of service per 12–month period (at mutually agreed–upon dates and times, which may be deferred up to six months), such services to be commensurate with the general nature of services performed by Executive or other executive–level employees of Company during the Employment Term or of a nature that the Chief Executive Officer and/or the Board determines is necessary or desirable to transition Executive’s position to his successor, and (ii) have such title, or no title, as shall be determined by the Chief Executive Officer and/or the Board in his or its discretion.

4. Annual Salary and Transition Payment.

(a) During the Employment Term. During the Employment Term, Company will pay or cause to be paid to Executive an annual base salary (“Base Salary”) equal to $2,000,000 for each year of the Employment Term, payable in cash on a periodic basis in accordance with Company’s normal payroll practices applicable to its executive officers, but not less often than monthly. Executive’s Base Salary will be subject to annual review by the Compensation Committee of the Board (the “Committee”) and may be adjusted upwards (but not downwards) in such amounts as the Committee may determine in its sole discretion. The term “Base Salary” as used in this Agreement refers to the Base Salary as so increased.

(b) During the Transition Period. During the Transition Period, in lieu of payment of a Base Salary, Company will pay or cause to be paid to Executive in cash, in periodic installments not less frequently than monthly, an amount equal to $500,000 (the “Transition Payment”) for each year of the Transition Period; provided, however, that Company’s obligation to pay such Transition Payment during the Transition Period shall terminate immediately upon any failure by Executive to perform his duties under Section 3(b) after written notice and an opportunity to cure of not less than 30 days or any breach by Executive of the restrictive covenant provisions of Section 12. Notwithstanding such cessation of payment upon a breach of the restrictive covenant provisions of Section 12, Company shall retain the right to fully enforce the restrictive covenant provisions. In the event that a Change of Control occurs after the Transition Period has commenced, the aggregate amount of the unpaid Transition Payment payable for the period measured from the date of the Change of Control through the end of the Transition Period will be paid to Executive by Company in a lump sum payment on the date that the Change of Control occurs, but Executive’s obligations under Section 3(b) shall remain intact and Company shall retain the right to fully enforce the restrictive covenant provisions of Section 12. In the event that the Transition Period commences on or after a Change of Control (as defined in Section 10(c)) as a result of a termination of employment under the circumstances described in Section 10(c), Executive shall receive the amounts and benefits set forth in Section 10(c) in lieu of the amounts set forth in this Section 4(b), but Executive’s obligations under Section 3(b) shall remain intact and Company shall retain the right to fully enforce the restrictive covenant provisions of Section 12.

5. Annual Incentive Bonus. With respect to each fiscal year during the Employment Term, Executive will be entitled to an annual incentive bonus of $500,000 in each such year that the Company achieves after-tax earnings per share of common stock of $1.00 or more, as determined by the Compensation Committee (the “Executive Bonus”). The terms of this Executive Bonus have been approved by the Compensation Committee pursuant to the Company’s Incentive Compensation Plan. In addition, Executive will be eligible but not entitled to earn additional bonus amounts pursuant to the Company’s Incentive Compensation Plan, or any other plan, subject to such terms and conditions as shall be established from time to time by the Compensation Committee, in its sole discretion, and as recommended by the Chief Executive Officer or Chairman of the Board of the Company. The Executive Bonus and other bonus as provided herein shall be referred to hereafter as the “Annual Incentive Bonus.”

6. Employee Benefit Programs and Perquisites.

(a) General. During the Employment Term and the Transition Period, Executive will be entitled to participate in such qualified and nonqualified employee pension plans, group health, long–term disability and group life insurance plans, and any other welfare and fringe benefit plans, arrangements, programs and perquisites generally maintained or provided by Company from time to time to or for the benefit of its executive employees or employees generally (“Benefit Plans”), at a level commensurate with Executive’s position. The preceding sentence does not, however, entitle Executive to participate in any plans specific to other individual executives or employees. Executive’s participation in any Benefit Plans will be subject to the terms of the applicable plan documents and Company’s generally applied policies and procedures. Company in its discretion may from time to time adopt, modify, interpret, or discontinue such plans, policies and procedures in a manner generally applicable to Company’s executives or employees. During the Employment Term and the Transition Period, Executive will be entitled to the payment by Company of the cost of life, health and dental benefits and long–term disability insurance for himself and, as applicable, his dependents, at the same percentage level of Company contribution as in effect on the Effective Date and in accordance with Company policies and procedures. During the Employment Term, Executive will be entitled to at least six weeks of paid vacation for each calendar year (pro–rated for partial calendar years), subject to Company’s policies and procedures on use and accrual of such vacation in effect from time to time, but with no payment for unused vacation (including upon termination for any reason). During the Employment Term and the Transition Period, (i) Executive will be entitled to lease and use, for business or personal purposes, an automobile of his choice at Company’s expense, and (ii) Company shall pay for Executive’s corporate country club membership in effect as of the Effective Date.

(b) Stock Options. In connection with this Agreement, Company has granted Executive an option (the “Option”) to purchase 100,000 shares of Common Stock of Company at fair market value calculated as of the market close on the Effective Date under and subject to the terms of Company’s 2004 Long–Term Incentive Plan, as amended (the “2004 Plan”). The terms and conditions of the Option will be governed by a stock option agreement attached hereto as Exhibit A (the “Stock Option Agreement”).

(c) Equity Grant. In connection with this Agreement, Company will grant Executive 125,000 shares of Common Stock of Company (the “Equity Grant”) under and pursuant to the 2004 Plan. The terms and conditions of the Equity Grant will be governed by a restricted stock agreement attached hereto as Exhibit B (the “Restricted Stock Agreement”).

(d) Reimbursement of Business Expenses. Executive is authorized to incur reasonable business expenses in accordance with Company policy in carrying out his duties and responsibilities under this Agreement, and Company will promptly pay or reimburse Executive for all such expenses that are so incurred upon presentation of appropriate vouchers or receipts, subject to Company’s expense reimbursement policies and procedures in effect from time to time with respect to executives of Company.

7. No Other Employment. Executive represents to Company that he is not subject to any agreement, commitment or policy of any third party that would prevent him from entering into or performing the duties of his employment under this Agreement. Executive will not enter into any agreement or commitment or agree to any policy that would prevent or hinder the performance of his duties or obligations under this Agreement.

8. No Payments to Governmental Officials. Executive will not knowingly pay or authorize payment of any remuneration to or on behalf of any governmental official which would constitute a violation of applicable law. Company will neither request nor require Executive to offer to make or make a payment of any remuneration to or on behalf of any governmental official other than those required or expressly permitted by applicable law.

9. Termination of Employment.

(a) Resignation. Executive may voluntarily resign his employment under this Agreement without Good Reason (as defined in Section 9(e)) at any time upon at least 60 days’ prior written notice to Company. Company may waive such notice or authorize a shorter notice period.

(b) Termination by Company for Cause. Company may terminate Executive’s employment at any time during the Contract Period for “Cause” if, and only if, Executive:

(i) commits a material breach of his material obligations or agreements under this Agreement;

(ii) commits an act of gross negligence or otherwise acts with willful disregard for the best interests of Company and its affiliates;

(iii) fails or refuses to perform any duties delegated to him that are consistent with the duties of similarly–situated executives or are otherwise required under this Agreement;

(iv) is convicted of or pleads guilty or no contest to a felony, or violates any federal or state securities laws, or with respect to his employment, commits either a material dishonest act or common law fraud;

(v) seizes a corporate opportunity for himself instead of offering such opportunity to Company or its affiliates;

(vi) is absent (and not traveling on business) for a reason other than illness, vacation, or approved leave for more than 30 consecutive days; or

(vii) commits a material violation of a material Company policy.

For purposes of this Section, no act or failure to act shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

The Company may not terminate the Executive’s employment for Cause under clause (i), (ii), (iii), (v), (vi) or (vii) of such definition set forth above unless: (a) the Company provides the Executive with written notice of its intent to consider termination of the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within thirty (30) days after the date such notice is provided, the Executive shall have a reasonable opportunity to appear before the Board, with or without legal representation, at the Executive’s election, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Executive shall be given 30 days after such meeting to correct such act or failure to act; and (c) following presentation to the Board as provided in clause (b) above or the Executive’s failure to appear before the Board at a date and time specified in the notice and, following expiration of the

30-day period in which to correct such acts or failures to act that are correctable, the Executive may be terminated for Cause only if (1) the Board, by an affirmative vote of a majority of its members (excluding the Executive and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate the Executive for Cause), determines that the acts or failures to act of the Executive specified in the notice occurred and remained uncorrected, and the Executive’s employment should accordingly be terminated for Cause; and (2) the Board provides the Executive with a written determination setting forth in specific detail the basis of such termination of employment which are consistent with the reasons set forth in the notice.

(c) Termination by Company Without Cause. Subject to the provisions hereof, Company may terminate Executive’s employment under this Agreement before the end of the Employment Term, without Cause, upon 60 days’ prior written notice. Upon the effectiveness of any such termination without Cause, Executive’s obligations during the Transition Period shall commence pursuant to Section 3(b).

(d) Termination Due to Disability. If Executive becomes “Disabled” (as defined below), Company may terminate Executive’s employment. For purposes of this Agreement, Executive will be deemed to be “Disabled” or to have a “Disability” if Executive is determined to be totally and permanently disabled under Company’s long-term disability insurance plan in which he participates or if Executive is unable to substantially perform the customary duties and responsibilities of Executive’s employment for a period of at least 120 days within an 180-day period by reason of a physical or mental incapacity.

(e) Termination by Executive for Good Reason. Executive may resign for “Good Reason” if, without Executive’s prior written consent, Company:

(i) assigns Executive duties materially and adversely inconsistent with Executive’s positions as described in this Agreement other than as a result of the Company ceasing to be a public company;

(ii) reduces the Executive Bonus specified in Section 5 hereof for any year, provided, however, that no reduction shall be deemed to occur to the extent the Executive Bonus is reduced or not paid for any fiscal year for which the Company fails to achieve after-tax earnings per share of common stock of $1.00 or more, as determined by the Committee;

(iii) materially breaches a material provision of this Agreement; or

(iv) changes Executive’s principal place of employment to a place more than 50 miles from New York, New York.

Before resigning for Good Reason, Executive must specify in writing to Company the nature of the act or omission that Executive deems to constitute Good Reason and, if the situation can be cured, give Company at least 30 days after receipt of such notice to correct the situation (and thus prevent Executive’s resignation for Good Reason). Upon the effectiveness of any such termination for Good Reason, Executive’s obligations during the Transition Period shall commence pursuant to Section 3(b).

(f) Death. If Executive dies during the Contract Term, the Contract Term will end as of the date of Executive’s death, and Executive’s estate will be entitled to the benefits described in Section 10(d) of this Agreement.

10. Payments on Termination of Employment.

(a) Termination by Company for Cause or Executive’s Resignation Without Good Reason. If, during the Employment Term, Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, Company will pay to Executive within ten days following the last day of employment: (i) the unpaid amount, if any, of Executive’s Base Salary through the date of termination or resignation, (ii) the unpaid amount, if any, of Executive’s previously earned and unpaid incentive bonus for the calendar year preceding the year of termination, (iii) the amount of any substantiated but previously unreimbursed business expenses incurred through the date of termination or resignation, and (iv) the additional vested benefits, if any, to which Executive is entitled under the terms of any Company employee pension or welfare benefit plan in which Executive was a participant, in accordance with the conditions and payment schedules set forth in such plan(s) (the amounts specified in clauses (i) through (iv), collectively, “Accrued Compensation”).

If, during the Transition Period, Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, Company will pay to Executive within ten days following the last day of employment: (i) the unpaid amount, if any, of the Transition Payment accrued through the date of termination or resignation, (ii) the amount of any substantiated but previously unreimbursed business expenses incurred through the date of termination or resignation, and (iii) the additional vested benefits, if any, to which Executive is entitled under the terms of any Company employee pension or welfare benefit plan in which Executive was a participant, in accordance with the conditions and payment schedules set forth in such plan(s).

(b) Termination by Company Without Cause or by Executive for Good Reason. If, during the Employment Term, Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive will be entitled to receive the following payments and benefits:

(i) any Accrued Compensation;

(ii) continued payment of Base Salary in accordance with the Company’s regular payroll practices as in effect from time to time (without giving effect to any reduction in Base Salary that constitutes Good Reason) for the remainder of the Employment Term;

(iii) payment of the Transition Payment provided for under, and subject to the terms of, Section 4(b);

(iv) a pro rated Annual Incentive Bonus for the year of termination, determined by multiplying (A) the target Annual Incentive Bonus for the year or, if no target Annual Incentive Bonus was established for the year or the highest Annual Incentive Bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination;

(v) an additional incentive bonus equal to one-half of the Annual Incentive Bonus paid to Executive on account of the immediately preceding fiscal year, payable at the time Company would otherwise have paid to Executive the Annual Incentive Bonus for the year of his termination;

(vi) vesting of the Option and the Equity Grant to the extent provided in the Stock Option Agreement or the Restricted Stock Agreement, as applicable;

(vii) continuing group health and group life insurance coverage for Executive and, where applicable, Executive’s spouse and eligible dependents, at the same benefit levels in effect from time to time with respect to active senior executives of Company (“Benefit Continuation Coverage”), for the lifetimes of Executive and his spouse and, in the case of Executive’s eligible dependents, until such dependents’ attainment of the maximum age up to which the Company’s plan, as then in effect, covers dependents of Company employees; provided that the cost of such coverage during the Transition Period shall be split between Company and Executive in the same ratio as the cost-sharing in effect under the Company’s policies and procedures for Company executives at that time, and the cost of such coverage after the expiration of the Transition Period shall be borne 100% by Executive. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Executive will instead be entitled to cash payments sufficient to reimburse Executive and/or Executive’s spouse and eligible dependents, on an after–tax basis, for a proportionate amount of the reasonable cost of comparable individual or other replacement coverage through the end of the Transition Period; and

(viii) Executive’s country club membership in effect as of the Effective Date, including all rights to the initiation deposit, shall be transferred at no cost to Executive (other than any cost related to taxes incurred by the Executive), provided Executive is a member of such club as of the effective date of termination of employment.

Executive agrees that if he breaches the restrictive covenants set forth in Section 12, Company may cease paying Executive amounts otherwise payable (and may cease providing the benefits otherwise provided for) under this Section 10(b) and will retain its rights to enforce the restrictive covenants and to seek any other remedies available at law.

(c) On or After a Change of Control - Termination by Company Without Cause or by Executive for Good Reason. Executive will be entitled to receive the payments and benefits set forth in this Section 10(c), in lieu of the payments and benefits set forth in Section 10(b), if Executive’s employment is terminated during the Employment Term (1) by Executive for any or no reason coincident with or during the 12-month period after a Change of Control occurs, (2) by Executive for Good Reason coincident with or during the 24-month period after a Change of Control occurs, or (3) by Company without Cause coincident with or during the 24-month period after a Change of Control occurs:

(i) any Accrued Compensation;

(ii) a pro rated Annual Incentive Bonus for the year of termination, determined by multiplying (A) the target Annual Incentive Bonus for the year or, if no target Annual Incentive Bonus was established for the year or the target Annual Incentive Bonus for the year was materially reduced so as to constitute Good Reason, the highest Annual Incentive Bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination;

(iii) a severance payment equal to three times the sum of (A) Executive’s annualized Base Salary as in effect immediately before Executive’s termination of employment (without giving effect to any reduction in Base Salary that gave rise to Good Reason), plus (B) the greater of the target Annual Incentive Bonus for the year in which termination occurs or the highest Annual Incentive Bonus earned within the immediately prior three years, plus (C) the aggregate amount of any bonuses other than the Annual Incentive Bonus, including special bonuses, earned by Executive within the immediately prior year, which severance payment shall be paid in a lump sum within ten (10) days of the date of termination;

(iv) vesting of the Option and the Equity Grant to the extent provided in the Stock Option Agreement or the Restricted Stock Agreement, as applicable;

(v) Benefit Continuation Coverage for the lifetimes of Executive and his spouse and, in the case of Executive’s eligible dependents, until such dependents’ attainment of the maximum age up to which the Company’s plan, as then in effect, covers dependents of Company employees; provided that the cost of such coverage during the Transition Period, if any, shall be split between Company and Executive in the same ratio as the cost-sharing in effect under the Company’s policies and procedures for Company executives at that time, and the cost of such coverage after the expiration of the Transition Period, if any, shall be borne 100% by Executive. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Executive will instead be entitled to cash payments sufficient to reimburse Executive and/or Executive’s spouse and eligible dependents, on an after-tax basis, for a proportionate amount of the reasonable cost of comparable individual or other replacement coverage through the end of the Transition Period, if any; and

(vi) Executive’s country club membership in effect as of the Effective Date, including all rights to the initiation deposit, shall be transferred at no cost to Executive (other than any cost related to taxes incurred by the Executive), provided Executive is a member of such club as of the effective date of termination of employment.

Executive agrees that if he breaches the restrictive covenants set forth in Section 12, Company may cease paying Executive amounts otherwise payable (and may cease providing benefits otherwise provided for) under this Section 10(c) and will retain its rights to enforce the restrictive covenants and to seek any other remedies available at law.

For purposes of this Section 10(c), “Change of Control” means: (i) the acquisition, in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d–3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) all shares of capital stock of the Company to be outstanding immediately following such acquisition, or (B) the combined voting power of all shares of capital stock of the Company to be outstanding immediately following such acquisition that are entitled to vote generally in the election of directors (the shares described in clauses (A) and (B), collectively “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving Company if immediately after such transaction, persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Company Voting Stock. For purposes of this Section 10(c), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an entity controlled by Company.

(d) Termination Due to Death or Disability. In the event of the termination of Executive’s employment due to death or Disability during the Employment Term or Transition Period, Executive (or Executive’s estate or other legally–designated beneficiary) will be entitled to receive the following payments and benefits:

(i) any Accrued Compensation;

(ii) only if such death or Disability occurs during the Employment Term, a pro rated Annual Incentive Bonus for the year of termination, determined by multiplying (A) the target Annual Incentive Bonus for the year, or if no target Annual Incentive Bonus was established for the year, the highest Annual Incentive Bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum within ten days of the date of termination;

(iii) vesting of the Option and the Equity Grant to the extent provided in the Stock Option Agreement or the Restricted Stock Agreement, as applicable; and

(iv) Benefit Continuation Coverage, where applicable, for Executive and/or Executive’s spouse for their lifetimes and, in the case of Executive’s eligible dependents, until such dependents’ attainment of the maximum age up to which the Company’s plan, as then in effect, covers dependents of Company employees; provided that the cost of such coverage during the then remaining balance of the Contract Term shall be split between Company and Executive, or as applicable his spouse and/or dependents, in the same ratio as the cost-sharing in effect under the Company’s policies and procedures for Company executives at that time, and the cost of such coverage after the expiration of the Contract Term shall be borne 100% by Executive, or as applicable his spouse and/or dependents. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Executive, or as applicable his spouse and/or dependents, will instead be entitled to cash payments sufficient to reimburse Executive and/or Executive’s spouse and eligible dependents, on an after-tax basis, for a proportionate amount of the reasonable cost of comparable individual or other replacement coverage through the end of the Contract Term.

Executive agrees that if he breaches the restrictive covenants set forth in Section 12, Company may cease paying Executive amounts otherwise payable (and may cease providing benefits otherwise provided for) under this Section 10(d) and will retain its rights to enforce the restrictive covenants and to seek any other remedies available at law.

Company shall have the right at its own cost and expense to apply for and to secure in its own name and for its own benefit, or otherwise, life insurance covering Executive, and Executive agrees to submit to the usual and customary medical examination, at the expense of Company, in connection with the procurement of any such insurance.

(e) Termination Due to Expiration of the Employment Term. In the event of the termination of Executive’s employment due to expiration of the Employment Term, Executive will be entitled to receive the following payments and benefits:

(i) any Accrued Compensation;

(ii) payment of the Transition Payment to the extent provided under, and subject to the terms and conditions of, Section 4(b), Section 10(a) and this Section 10(e);

(iii) a pro rated Annual Incentive Bonus for the year of termination, determined by multiplying (A) the target Annual Incentive Bonus for the year, or if no Executive Bonus was established for the year, the highest Annual Incentive Bonus earned within the preceding three years, by (B) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is 365, which amount shall be paid in a lump sum at the same time as such bonus would otherwise have been paid for such year; and

(iv) Benefit Continuation Coverage for Executive and/or Executive’s spouse for their lifetimes and, in the case of Executive’s eligible dependents, until such dependents’ attainment of the maximum age up to which Company’s plan, as then in effect, covers dependents of Company employees; provided that the cost of such coverage during the Transition Period shall be split between Company and Executive in the same ratio as the cost–sharing in effect under Company’s policies and procedures for Company executives at that time, and the cost of such coverage after the expiration of the Transition Period shall be borne 100% by Executive. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, Executive will instead be entitled to cash payments sufficient to reimburse Executive and/or Executive’s spouse and eligible dependents, on an after–tax basis, for a proportionate amount of the reasonable cost of comparable individual or other replacement coverage through the end of the Transition Period.

Executive agrees that if he breaches the restrictive covenants set forth in Section 12, Company may cease paying Executive amounts otherwise payable (and may cease providing benefits otherwise provided for) under this Section 10(e) and will retain its rights to enforce the restrictive covenants and to seek any other remedies available at law.

(f) Termination Due to Expiration of the Transition Period. Upon the expiration of the Transition Period, Executive will be entitled to receive:

(i) the amount of any substantiated but previously unreimbursed business expenses incurred;

(ii) any additional vested benefits to which Executive is entitled under the terms of any Company employee pension or welfare benefit plan in which Executive was a participant;

(iii) Benefit Continuation Coverage for Executive and/or Executive’s spouse for their lifetimes and, in the case of Executive’s eligible dependents, until such dependents’ attainment of the maximum age up to which Company’s plan, as then in effect, covers dependents of Company employees; provided that the cost of such coverage for such eligible dependents shall be borne 100% by Executive; and

(iv) Executive’s country club membership in effect as of the Effective Date, including all rights to the initiation deposit, shall be transferred at no cost to Executive (other than any cost related to taxes incurred by the Executive), provided Executive is a member of such club as of the effective date of termination of employment.

11. Certain Additional Payments.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Company or its affiliate to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross–Up Payment”) in an amount such that after the payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross–Up Payment, Executive retains an amount of the Gross–Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross–Up Payment is required and the amount of such Gross–Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Company’s then independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations to both Company and Executive within 15 business days of receipt of written notice from Executive that there has been a Payment giving rise to a Gross–Up Payment, or such earlier time as is requested by Company. Any Gross–Up Payment, as determined pursuant to this Section 11, shall be paid by Company to Executive within five days of receipt of the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by Company. Any determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross–Up Payments will not have been made by Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive.

(c) Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of the Gross–Up Payment. Such notification shall be given as soon as practicable but no later than thirty business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to. If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give Company any information reasonably requested by Company relating to such claim,

(ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Company and reasonably acceptable to Executive,

(iii) cooperate with Company in good faith in order effectively to contest such claim, and

(iv) permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after–tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive, on an interest–free basis and shall indemnify and hold Executive harmless, on an after–tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross–Up Payment would be payable hereunder, and Executive shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after receipt by Executive of an amount advanced by Company pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of such Section) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by Executive of an amount advanced by Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross–Up Payment required to be paid.

12. Restrictive Covenants; Inventions.

(a) Restrictive Covenants.

(i) Non–Competition. In consideration for Executive’s employment and continued employment by Company, the salary and benefits under this Agreement, including the promise of post–termination compensation under certain circumstances, and other good and valuable consideration provided herein, Executive acknowledges and agrees that, while Company employs Executive and through the end of the Restricted Period (as defined below), Executive will not, directly or indirectly, singly or jointly, on Executive’s own behalf or on behalf of any third party, establish, create, be employed by, serve as an officer, director, advisor or consultant to, lend money to, invest in, provide advice to, or engage or otherwise participate in any way in any Competitive Business (as defined below) within any Market Areas (as defined below). Executive may own up to 5% of any class of stock that is registered under the Securities Exchange Act of 1934 and listed or traded on a national securities exchange or the Nasdaq National Market without violating this covenant. The parties further agree that the foregoing shall not prevent Executive from working for or performing services on behalf of any individual or entity that is engaged in a Competitive Business if such individual or entity is also engaged in other lines of business and if Executive’s employment or services are restricted to such other lines of business, and Executive will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitive Business.

(1) For purposes of this Agreement, the term “Competitive Business” shall mean any consulting practice in the areas of financial restructuring, litigation consulting and engineering and scientific investigation or any other line of business that competes with Company or its successors, predecessors, assigns, affiliates or subsidiaries (collectively, the “Company Group”), but only to the extent that the Company Group either engaged in such areas or lines of business during the Contract Term or Executive had knowledge before termination of his employment with the Company Group that the Company Group intended to or contemplated entering such areas or lines of business.

(2) For purposes of this Agreement, the term “Market Area” shall be defined as each location in which any member of the Company Group has an office, manufactures products, sells products or services, or provides services to customers or clients during the Restricted Period (as defined below). If the location where one or more of the relevant companies has or is engaged in business is within a “metropolitan area” as defined by the United States Office of Management and Budget from time to time, the term “Market Area” means that metropolitan area. In all other cases, the term “Market Area” shall encompass an area within a thirty-five (35) mile radius of the location where any member of the Company Group has or had an office, manufactures or manufactured products, sells or sold products or services, or provides or provided services to customers or clients.

(3) For purposes of this Agreement, the term “Restricted Period” shall mean the time period running from the Effective Date through the third anniversary of the date that Executive’s employment (including during the Transition Period, if applicable) with the Company Group terminates for any reason.

(ii) Non-Interference with Clients or Vendors. During the Restricted Period, Executive agrees that he will not, directly or indirectly, whether for himself or for any other individual or entity (other than the Company Group), engage in the following acts or assist others to do so:

(1) seek to reduce the amount of business performed or engaged in by Company or any member of the Company Group with any person or entity who is or has been, within the Restricted Period, a customer, client, supplier or vendor of any member of the Company Group;

(2) solicit any person or entity who is or has been, within the Restricted Period, a customer, client, supplier or vendor of Company or any member of the Company Group, to terminate their relationship with any member of the Company Group or to do business with a Competitive Business.

(iii) Non–Solicitation of Company Group Employees or Contractors. During the Restricted Period, Executive agrees that he will not, directly or indirectly, whether for himself or for any other individual or entity (other than any entity belonging to the Company Group), hire, solicit, or endeavor to hire away or solicit away from the Company Group, or otherwise induce to terminate their relationship with the Company Group, any person whom the Company Group employs or otherwise engages to perform services, or has employed or engaged for services within the 12-month period immediately prior to the date Executive’s termination of employment became effective, including, but not limited to, any independent consultant, engineer, sales representative, contractor, subcontractor, supplier or vendor. Executive further agrees that he will not otherwise interfere with or disrupt the Company Group’s relationship with any of its employees, contractors, subcontractors, suppliers or vendors.

(b) Confidentiality.

(i) Confidentiality Obligation. In connection with Executive’s employment with the Company Group, Executive has been and will continue to be given access to confidential and proprietary information and trade secrets concerning the business, plans, operations and prospects of the Company Group and other information not generally known outside of the Company Group that may be of value to the Company Group. Furthermore, in connection with Executive’s employment with the Company Group, Executive has been and will in the future be given confidential and proprietary information and trade secrets that have been given to Company or the Company Group in confidence by third parties (the confidential and proprietary information and trade secrets of the Company Group and third parties, as further defined below, shall be referred to herein as “Confidential Information”). Executive understands that employment by the Company creates a relationship of confidence and trust with respect to any such Confidential Information that has been or may be disclosed to Executive and that Company has a protectable business interest in its Confidential Information. Executive acknowledges and agrees that using, disclosing or publishing any Confidential Information in an unauthorized or improper manner could cause Company or Company Group substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive acknowledges and agrees that Executive shall not at any time, except in performing Executive’s employment duties to the Company Group under this Agreement (except with the prior written consent of Company’s Board), directly or indirectly, use, disclose or publish any Confidential Information that Executive may learn or become aware of, or have learned or become aware of because of Executive’s prior or continuing employment, ownership or association with the Company Group or any of their predecessors, or use any such information in a manner detrimental to the interests of Company or the Company Group. Executive understands and agrees that the rights and obligations set forth in this Section will continue indefinitely and will survive termination of this Agreement and Executive’s employment with the Company Group.

(ii) Confidential Information. “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by Company or the Company Group with respect to the Company’s or any member of the Company Group’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of Company’s or the Company Group’s products or services), business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information and any other information not generally known outside Company or the Company Group that may be of value to Company or the Company Group, but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to Company or the Company Group in confidence.

Confidential Information shall not include any information that (i) has been properly published in a form generally available to the public prior to the date Executive proposes to disclose or use such information or otherwise is or becomes public knowledge through legal means without fault by Executive, (ii) is already public knowledge prior to the signing of this Agreement, (iii) was available to Executive on a non–confidential basis prior to its disclosure by the Company, (iv) was disclosed by Executive in the proper performance of Executive’s duties hereunder, or (v) must be disclosed pursuant to applicable law or court order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii) Preserving Third Party’s Confidences. Executive agrees not to use in working for the Company Group and not to disclose to the Company Group any Confidential Information Executive does not have the right to use or disclose and that the Company Group is not free to use without liability of any kind. Executive agrees to promptly inform Company in writing of any patents, copyrights, trademarks or other proprietary rights known to Executive that Company or the Company Group might violate because of information Executive provides.

(c) Exclusive Property. Executive confirms that all Confidential Information is and must remain the exclusive property of the relevant member of the Company Group. All business records, business papers and business documents Executive keeps or makes in the course of Executive’s employment by Company must be and remain the property of the relevant member of the Company Group. Upon the termination of this Agreement with Company or upon Company’s or the Company Group’s request at any time, Executive shall promptly deliver to the Company or relevant member of the Company Group any Confidential Information or other materials (written or otherwise) not available to the public or made available to the public in a manner Executive knows or should reasonably recognize Company or the Company Group did not authorize, and any copies, excerpts, summaries, compilations, records and documents Executive made or that came into Executive’s possession during Executive’s employment. Executive agrees that Executive will not, without Company’s consent, retain copies, excerpts, summaries or compilations of the foregoing information and materials. Executive understands and agrees that the rights and obligations set forth in this Section will continue indefinitely and will survive termination of this Agreement and Executive’s employment with the Company Group.

(d) Intellectual Property. Executive agrees that all intellectual property in whatever media, records, documents, papers, inventions, notebooks, drawings, designs, technical information, source or object code, processes, methods, ideas, discoveries, improvements or other copyrightable or otherwise protectable works, whether patentable or not, in any media, Executive conceives, creates, invents or discovers, that relates to or results from any work Executive performs or performed for Company or any member of the Company Group or that arises from the use of the facilities, materials, personnel, time or Confidential Information of Company or any member of the Company Group in the course of Executive’s employment (whether or not during working hours), whether conceived, created, discovered, or invented individually or jointly with others (“Company Inventions”), will, together with all worldwide patent, copyright, trademark, trade secret, mask works or other intellectual property rights in such works, including reissues thereof, as well as the right to prosecute or sue for infringements or other violations of these intellectual property rights (collectively “Intellectual Property Rights”), be and remain absolutely the property of Company and/or the relevant member of the Company Group. Executive irrevocably and unconditionally waives all rights, including moral rights, that may vest in Executive (whether before, on, or after the date of this Agreement) in connection with Executive’s authorship of any copyrightable works in the course of Executive’s employment with Company and/or the Company Group, wherever in the world enforceable. Executive recognizes any such works are “works for hire” of which Company is the author. If, for any reason, any such Company Inventions shall not legally be a “work–for–hire” or there are rights which do not accrue to Company under the preceding provisions, then Executive hereby irrevocably assigns to the Company and agrees to quitclaim any and all of Executive’s right, title and interest thereto, including, without limitation, all Intellectual Property Rights or other rights of whatsoever nature therein, whether now or hereafter known, existing, contemplated, recognized or developed, and Company shall have the right to use the same in perpetuity throughout the universe in any manner Company determines, all without any further payment to Executive. Without limitation, Executive waives the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment, and irrevocably transfers and assigns to Company any and all moral rights that Executive may have in any Company Invention and authorizes Company to make any desired changes to any part of any Company Invention and combine it with other materials in any manner desired.

Executive will promptly disclose, and hereby grants and assigns ownership to Company and/or the relevant member of the Company Group for its sole use and benefit, any and all Company Inventions that Executive develops, acquires, conceives or reduces to practice while Company and/or the Company Group employs Executive and will take all steps necessary to assist Company in obtaining and/or protecting its ownership rights therein. Executive will promptly disclose and hereby grants and assigns ownership to Company of all Company Inventions, Intellectual Property Rights and any foreign equivalents thereof that may at any time be filed or granted for or upon any such Company Invention.

(e) Maximum Limits. If any provision of this Section 12 is ever deemed to exceed the time, geographic area or activity limitations the law permits, the limitations shall be reduced to the maximum permissible limitation, and Executive and Company authorize a court or arbitrator having jurisdiction to reform each such provision to the maximum time, geographic area and activity limitations the law permits, provided, however, that such reductions shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(f) Injunctive Relief. Without limiting the remedies available to Company and/or the Company Group, Executive acknowledges that a breach of any of the covenants regarding non–competition, non–interference, non–solicitation, confidentiality or intellectual property rights contained in this Agreement may result in material irreparable injury to the Company Group for which there is no adequate remedy at law and that it will not be possible to accurately measure damages for such injuries. Executive agrees that, if there is a breach or threatened breach of this Agreement, Company and/or the Company Group will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by any provision of Section 12 of this Agreement, or such other relief as may be required to specifically enforce any of the covenants contained in Section 12 of this Agreement. Executive agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude Company or the Company Group’s recovery of monetary damages and compensation. Executive also agrees that the Restricted Period or such longer period during which the covenants hereunder by their terms survive will extend for any and all periods for which a court or arbitrator finds that Executive violated the covenants contained herein.

13. Assignment and Successors. This Agreement is personal to Executive and shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition or intestate succession. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Company shall require any successor to all or substantially all of the business and/or assets of Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Company would be required to perform if no such succession had taken place.

14. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Amendment; Waiver. Neither Executive nor Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and Company. Either party’s waiver of the other party’s compliance with any provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

16. Withholding. Company will reduce its compensatory payments to Executive hereunder for withholding and FICA and Medicare taxes and any other withholdings, deductions and contributions required by law or otherwise authorized by Executive.

17. Section 409A of the Code. The Company shall not commence payment or distribution to the Executive of any amount in Sections 4(b), 10(b)(iii) and 10(e)(ii) (“Transition Payments”); Sections 5, 10(b)((iv), 10(b)(v), 10(c)(ii), 10(c)(iii), 10(d)(ii) and 10(e)(iii) (“Pro-Rated Annual Incentive Bonus”); 6(c), 10(b)(vi), 10(c)(iv), 10(d)(iii) (“Equity Grants”) and Sections 6(a), 10(b)(viii), 10(c)(vi) and 10(f)(iv) (“Country Club Membership”) earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid without additional taxes or interest being imposed under Section 409A of the Code. Any deferral of payment or distribution as a result of this Section 17 does not in any way constitute a forfeiture of said payment or distribution to the Executive. The Company and Executive agree to execute any reasonable amendments to this Agreement as may be necessary to ensure compliance with Section 409A of the Code or to provide additional equitable relief to the Executive as necessary.

18. Governing Law. The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

19. Notices. Notices may be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy (with transmission confirmation) or by overnight delivery. Executive should send or deliver notices to the office of the Secretary of Company at 909 Commerce Road, Annapolis, Maryland 21401, fax number: (410) 224–2809. Company will send or deliver any notice given to Executive at Executive’s address as reflected on Company’s personnel records. Executive and Company may change their addresses for notice by like notice to the other. Executive and Company agree that notice is deemed received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by overnight service, or the date the fax machine confirms receipt.

20. Superseding Effect. This agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings between Executive and Company or any of its affiliates with respect to the subject matter, including but not limited to the Prior Employment Agreement and the letter agreement between Executive and Company dated August 3, 2005. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

21. Arbitration. Except as expressly set forth in this Section and in Section 12(f), all disputes between Executive and Company (“Arbitrable Disputes”), irrespective of whether this Agreement or Executive’s employment or other relationship with Company has terminated, are to be resolved exclusively through final and binding arbitration. This arbitration agreement applies to, among other things, disputes concerning Executive’s employment with and/or termination from Company; the validity, interpretation, enforceability or effect of this Agreement or alleged violations of it; claims of discrimination under federal or state law; or other statutory or common law claims.

(a) The Arbitration. The arbitration shall take place under the auspices of the American Arbitration Association (“AAA”) in the metropolitan area in which Executive is then (or was last) employed and conducted in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such rules. The arbitrator may not modify or change this Agreement in any way except as expressly set forth herein. The arbitration shall be governed by the substantive law of the State of Maryland (excluding where it mandates the use of another jurisdiction’s laws).

(b) Fees and Expenses. Each party shall pay the fees of their attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid one half by the Company and one half by the Executive. Notwithstanding the foregoing, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees (in addition to any other damages, expenses or relief awarded) to the prevailing party.

(c) Exclusive Remedy. The arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Should Executive or Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section, the responding party will be entitled to recover from the initiating party all damages, expenses and attorneys’ fees incurred as a result of that breach.

(d) Judicial Enforcement. Nothing in this Section shall preclude any party to this agreement from seeking judicial enforcement of an arbitrator’s award. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(e) Section 12(f) Remedies. Notwithstanding the foregoing, each party shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 12(f), above, from any court of competent jurisdiction, without the need to resort to arbitration.

21. Indemnification and Liability Insurance. Company shall indemnify Executive to the fullest extent permitted by applicable law and Company’s by-laws with regard to Executive’s actions (or inactions) on behalf of Company in his capacity as an officer and/or director, with advancement of legal fees and other expenses on a current basis to the fullest extent permitted by law. Company shall cover Executive under professional and other appropriate liability insurance policies both during and, while any potential liability exists, after the Contract Term; provided that the amount and extent of such coverage shall be at least as great and extensive as such coverage on Company’s other senior executives and directors.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the above date first written.

FTI CONSULTING, INC.

By:	/S/ JACK B. DUNN, IV
Name:	Jack B. Dunn, IV
Title:	Chief Executive Officer
and President

EXECUTIVE

/S/ DOMINIC DINAPOLI
Name:	Dominic DiNapoli

Exhibit A

[Attach Stock Option Agreement]

Exhibit B

[Attach Restricted Stock Agreement]